EZCORP RESTRUCTURES REPAYMENT ARRANGEMENT WITH ALPHACREDIT
AUSTIN, Texas, October 3, 2017 — EZCORP, Inc. (NASDAQ:EZPW), a leading provider of pawn loans in the United States and Mexico, today announced that it has entered into an agreement with Alpha Holding, S.A. de C.V. (“AlphaCredit”) to modify certain existing agreements relating to EZCORP’s sale of its Grupo Finmart business to AlphaCredit in September 2016.
As part of the original agreements, Grupo Finmart (which is now owned by AlphaCredit) issued two promissory notes to EZCORP in an aggregate principal amount of $61 million, with $52 million being payable in U.S. dollars and an amount equivalent to $9 million being payable in Mexican pesos. The principal amount of the notes was to be repaid in three annual installments on the first, second and third anniversaries of the closing (September 27, 2017, 2018 and 2019, respectively), with interest being payable quarterly.
Under the modified agreement, which is effective September 27, 2017, the $61 million principal amount, plus accrued interest, will be paid on a monthly basis between now and September 27, 2019, which is the original maturity date of the notes. The aggregate principal amount still remains repayable within the original timeframe, and the effect of the restructuring is to shift payments from the earlier portions of the period to the later portions of the period.
As consideration for the payment restructuring:

•	The per annum interest rate has been increased from 4% to 10% for the dollar-denominated note and from 7.5% to 14.5% for the peso-denominated note.

•	EZCORP will receive an additional deferred compensation fee of $14 million, payable $6 million on September 27, 2019, $4 million six months later and $4 million six months after that.

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Upon any prepayment of the notes, Grupo Finmart must pay, in addition to all outstanding principal and accrued interest, an amount equal to (1) all remaining interest payments that would otherwise be due through the end of the term and (2) the deferred compensation fee. If the notes are prepaid in full on or prior to June 30, 2019, the deferred compensation fee will be reduced to $10 million.

•	The notes, as amended, are now guaranteed by Grupo Finmart’s parent, AlphaCredit.

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AlphaCredit has terminated EZCORP’s indemnification obligations with respect to representations and warranties under the original Purchase Agreement relating to the Grupo Finmart sale, has terminated all existing indemnity claims and has released to EZCORP $4.1 million that was being held in escrow pending resolution of indemnification claims.

Stuart Grimshaw, EZCORP’s Chief Executive Officer stated: “AlphaCredit requested a payment restructuring in order to accommodate their increased working capital requirements as they continue to grow their business, and we were willing to accommodate their request as long as the restructured arrangement benefited EZCORP from both a risk and return perspective.
“The modifications we agreed to are advantageous to EZCORP and its shareholders for a number of reasons. First, the increased interest rates and the additional $14 million payment represent significant enhancement to the original payment arrangement. Second, moving to a monthly payment schedule for the remaining two years lessens our risk in that we receive regular payment in a more timely manner. Third, the release of the $4.1 million escrow six months ahead of schedule partially offsets the deferral of the first annual payment that we were to have received last week. And finally, the release from potential ongoing indemnification claims eliminates a contingency and overhang on our own business.

“We have been pleased with our relationship with AlphaCredit. Over the past year since we completed the sale of Grupo Finmart, AlphaCredit has already paid us $34 million that was owed to us in connection with the sale transaction. This new agreement with respect to the remaining amount owed represents a positive outcome for both of our companies — it provides AlphaCredit with the capital it needs to continue its strong growth in the short-term and provides us with an improved risk and return profile.”
Additional information about the modified arrangements can be found in EZCORP’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission contemporaneously with the issuance of this release.
ABOUT EZCORP
EZCORP is a leading provider of pawn loans in the United States and Mexico. We also sell merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers. EZCORP is a member of the Russell 2000 Index, S&P SmallCap 600 Index, S&P 1000 Index and Nasdaq Composite Index.
FORWARD LOOKING STATEMENTS
This announcement contains certain forward-looking statements regarding the payments to be received from Grupo Finmart. These statements are based on the company’s current expectations as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities or results that the company plans, expects, believes, projects, estimates or anticipates, will, should or may occur in the future, including future financial or operating results, are forward-looking statements. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including risks related to the performance of the Grupo Finmart business. For a discussion of these and other factors affecting the company’s business and prospects, see the company’s annual, quarterly and other reports filed with the Securities and Exchange Commission. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
Contact:
Jeff Christensen
Vice President, Investor Relations
Email: jeff_christensen@ezcorp.com
Phone: (512) 437-3545